UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 10, 2015

Commission File Number:  0001449349

Advanced Medical Isotope Corporation
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
80-0138937
(IRS Employer Identification No.)

1021 N. Kellogg Street, Kennewick, Washington 99336
(Address of principal executive offices)

(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 10, 2015, Advanced Medical Isotope Corporation (the "Company") entered into a series of transactions with Carlton M. Cadwell ("Cadwell") intended to restructure certain indebtedness owed by the Company to Cadwell in the aggregate amount of approximately $6,394,472, including all principal and accrued interest thereon (the "Restructuring"). The Restructuring included (i) the exchange of certain issued and outstanding Convertible Promissory Notes in the aggregate amount of $3,114,303, including principal and accrued interest thereunder ("Notes"), for 207,620 shares of the Company's Series A Convertible Preferred Stock ("Series A Preferred"), pursuant to the terms of an Exchange Agreement, dated September 10, 2015 (the "Exchange Agreement"); (ii) exchange of additional Notes in the aggregate amount of $2,224,637, including principal and accrued interest thereunder, for 148,309 shares of Series A Preferred; and (iii) the issuance to Cadwell by the Company of a new promissory note in the principal amount of $1,055,532 ("New Note"), which New Note shall accrue interest at the rate of 8% per annum. The New Note is payable upon demand within 30 days' written notice to the Company on or after March 31, 2017.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 8.01.

The Series A Preferred and New Note were offered and sold in transactions exempt from registration under the Securities Act of 1933, as amended ("Securities Act"), in reliance on Section 3(a)(9) and/or Section 4(2) thereof, and Rule 506 of Regulation D thereunder. Cadwell represented that he was an "accredited investor" as defined in Regulation D. No proceeds were received from the issuance of the Series A Preferred and New Note.

Item 9.01 Financial Statements and Exhibits.

See Exhibit Index.

Disclaimer.

The foregoing descriptions of the Exchange Agreement and New Note do not purport to be complete, and are qualified in their entirety by reference to the full text of the form of Exchange Agreement and form of New Note attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Medical Isotope Corporation

Date:   September 15, 2015
By:	/s/ James Katzaroff

Name: James Katzaroff
Title: Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Form of Exchange Agreement
EX-10.2	Form of Promissory Note